UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 11, 2006

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 N. Reo Street, Suite 300, Tampa, FL 33609

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (813) 261-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

IA Global Inc. (“IAO”) announced today it has signed a non-binding Term Sheet to acquire a 36% interest in Australian Secured Financial Limited and its affiliates, Australian Secured Investments Ltd and ADJ Services Pty Ltd. (collectively, “ASFL”), Australian companies, on October 11, 2006. The transaction is structured as a share exchange in which IAO will issue 43,750,000 shares of its common stock in exchange for 36% of ASFL’s outstanding common shares. The parties agreed to value the IAO common stock at $.16 per share, which was the market price during the period of negotiations. In addition, IAO agreed to pay $250,000 at closing, $125,000 within ninety days of closing and $125,000 within one hundred and eighty days of closing. The aggregate value of the investment totals $7,500,000. IAO expects to increase its stockholder’s equity above $6,000,000 with the closing of this transaction.

The transaction is subject to completion of a definitive purchase contract, which is expected in October 2006, and approval of the stockholders of IA Global.

Australian Secured Investments Ltd raises funds through the issuance of debentures in Australia and provides short term loans for the purpose of business or investment in Australia that are secured by real property. Australian Secured Investments Ltd has an Australian Financial Services License issued by the Australian Securities & Investments Commission.

This investment expands the company’s Asia Pacific business beyond Japan and is a new investment approach for the company. This investment allows IAO to record 36% of ASFL’s estimated 2007 net income of $1,500,000 to $2,000,000 as miscellaneous income. Further, IAO expects this acquisition to increase the company’s stockholder’s equity above $6,000,000 and assist the company in maintaining its AMEX listing.”

There is no guarantee this transaction will close. There is no guarantee that the company will be successful in maintaining its AMEX listing.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(d)	Exhibits –

Exhibit No.	Description
10.1	Term Sheet dated October 11, 2006 by and between IA Global, Inc. and Australian Secured Financial Limited.
99.1	Press release dated October 13, 2006 regarding equity investment in Australian company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: October 13, 2006

By:	/s/ Mark Scott

Mark Scott

President and Chief Financial Officer